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                                                                EXHIBIT 99.2

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of the Canyon Fuel Company, LLC:

        We have audited the accompanying balance sheet of Canyon Fuel Company, LLC (a Delaware Limited Liability Company) (the "Company") as of December 31, 1997, and the related statements of income, members' equity and cash flows for the period from December 20, 1996 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Canyon Fuel Company, LLC as of December 31, 1197, and the results of its operations and its cash flows for the period from December 20, 1996 (inception) through December 31, 1997, in conformity with generally accepted accounting principles.


/s/ PricewaterhouseCoopers, LLP


Denver, Colorado
March 20, 1998